CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Consolidated Financial Statements December 31, 2021 and 2020, and Years ended December 31, 2021, 2020, and 2019 (With Independent Auditors’ Report Thereon)

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Table of Contents Page Independent Auditors’ Report 1 Consolidated Statements of Financial Position 3 Consolidated Statements of Operations and Comprehensive Loss 4 Consolidated Statements of Members’ Deficit 5 Consolidated Statements of Cash Flows 6 Notes to Consolidated Financial Statements 7

401 Plymouth Road, Suite 200 ■ Plymouth Meeting, PA 19462 Main: 610.862.2200 ■ Fax: 610.862.2500 ■ www.mhmcpa.com  Member of Kreston International — a global network of independent accounting firms 1 INDEPENDENT AUDITORS’ REPORT To the Board of Directors of Chief1 Holdings, LLC Opinion We have audited the consolidated financial statements of Chief1 Holdings, LLC and Subsidiaries (the “Company”), which comprise the consolidated statement of financial position as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, members’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Chief1 Holdings, LLC and Subsidiaries as of December 31, 2021 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Chief1 Holdings, LLC and Subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Substantial Doubt About the Entity’s Ability to Continue as a Going Concern The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, as the result of the COVID-19 pandemic, the Company has seen a significant increase in costs and lost revenue resulting in declining income and cash flow, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Chief1 Holdings, LLC and Subsidiaries’ ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

2 Auditors’ Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Chief1 Holdings, LLC and Subsidiaries’ internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Chief1 Holdings, LLC and Subsidiaries’ ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit. Comparative Information The comparative information, presented in the accompanying consolidated financial statements, as of and for the years ended December 31, 2020 and 2019, has not been audited, reviewed, or compiled, and, accordingly, we express no opinion on it. Plymouth Meeting, Pennsylvania March 28, 2022

2021 2020 (audited) (unaudited) Investment properties: Land $ 61,079 63,005 Building, furniture, equipment and other improvements 460,975 461,028 522,054 524,033 Less accumulated depreciation (142,794) (126,047) Net investment properties 379,260 397,986 Cash and cash equivalents 5,853 13,766 Cash held in escrow 10,697 13,712 Accounts receivable, net of allowance of $1,111 in 2021 and $1,189 in 2020 1,591 1,272 Due from affiliate 4,343 3,893 Deferred tax asset, net 57,496 41,445 Prepaid expenses 2,261 2,832 Other assets, net 6,261 13,926 Total assets $ 467,762 488,832 Mortgages and notes payable, net $ 757,101 768,962 Accounts payable and accrued expenses 12,056 6,910 Accrual for self-insured liabilities 3,584 2,087 Accrued payroll expenses 12,437 13,145 Accrued real estate and property taxes 5,165 4,725 Deferred revenue 8,642 7,556 Deferred tax liabilities 22,368 18,291 Other liabilities 809 1,129 Total liabilities 822,162 822,805 Members’ deficit (354,400) (333,973) Total liabilities and members’ deficit $ 467,762 488,832 See accompanying notes to consolidated financial statements. Liabilities and Members’ Deficit CHIEF1 Holdings, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Consolidated Statements of Financial Position December 31, 2021 and 2020 (In thousands) Assets 3

2021 2020 2019 (audited) (unaudited) (unaudited) Revenue: Rental income $ 268,657 284,843 303,702 Other income 6,036 7,012 9,647 Total revenue 274,693 291,855 313,349 Expenses: Residence operations 208,516 203,481 206,910 Real estate and property taxes 8,381 8,419 8,635 Depreciation and amortization 23,991 23,606 22,730 General and administrative 17,582 18,126 18,197 COVID-19 expense 13,057 5,893 — Support fees 20,000 — — Impairment loss 7,353 — — Total operating expenses 298,880 259,525 256,472 Operating (loss)/income (24,187) 32,330 56,877 Interest expense (22,561) (27,200) (39,969) Realized gain/(loss) on sale of investment properties and transaction costs (347) 985 2,028 Transition and acquisition costs — — (180) (Loss)/Income before income tax benefit/(expense) (47,095) 6,115 18,756 Income tax benefit/(expense) 11,773 (1,164) (4,184) Net (Loss)/Income (35,322) 4,951 14,572 Other comprehensive (loss)/income: Unrealized (loss) on derivatives (117) (283) (1,252) Total other comprehensive loss (117) (283) (1,252) Total comprehensive (loss)/income $ (35,439) 4,668 13,320 See accompanying notes to consolidated financial statements. CHIEF1 Holdings, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Consolidated Statements of Operations and Comprehenisve Loss Years ended December 31, 2021, 2020, and 2019 (In thousands) 4

Balance at December 31, 2019 (unaudited) (310,380) Unit-based compensation plans 231 Distributions (28,492) Comprehensive income 4,668 Balance at December 31, 2020 (unaudited) $ (333,973) Preferred stock purchases 15,000 Unit-based compensation plans 12 Comprehensive loss (35,439) Balance at December 31, 2021 (audited) $ (354,400) See accompanying notes to consolidated financial statements. CHIEF1 Holdings, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Consolidated Statements of Members’ Deficit Years ended December 31, 2021 and 2020 (In thousands) 5

CHIEF1 Holdings, LLC AND SUBSIDIARIES

(A Delaware Limited Liability Company)

Consolidated Statements of Cash Flows

Years ended December 31, 2021, 2020, and 2019

(In thousands)

		2021 (audited)	2020 (unaudited)	2019 (unaudited)
Cash flows from operating activities:				
Comprehensive (loss)/income	$	(35,439)	4,668	13,320
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization		23,991	23,606	22,730
Impairment loss		7,353	—	—
Gain on sale of investment properties		—	(985)	(2,028)
Unrealized loss on derivatives		117	283	1,252
Amortization and write-off of deferred financing costs		1,781	1,889	2,268
Amortization of deferred new resident fees		(5,307)	(5,923)	(7,109)
Amortization of referral fees and promotional discounts		3,129	2,924	3,650
Provision for bad debt		1,992	2,166	2,193
Write off of capital leases		—	24	(2)
Change in deferred taxes		(11,973)	1,813	3,841
Unit-based compensation plans		12	231	232
Changes in assets and liabilities:				
Accounts receivable		(2,311)	(2,517)	(1,900)
Prepaid expenses		571	(1,858)	(534)
Other assets		3,181	(8,927)	(4,207)
Accounts payable and accrued expenses		5,146	(409)	(283)
Provision for self-insured liabilities		1,497	323	(316)
Deferred revenue		6,393	3,966	3,107
Accrued payroll expenses		(708)	6,198	1,018
Accrued real estate and property taxes		440	(756)	339
Other liabilities		(143)	224	(93)
Net cash(used in) provided by operating activities		(278)	26,940	37,478
Cash flows from investing activities:				
Payments for net investment property purchases		(10,787)	(11,928)	(18,651)
Proceeds from sale of investment properties		—	16,938	5,986
Payments due from affiliate		(450)	—	—
Net cash (used in) provided by investing activities		(11,237)	5,010	(12,665)
Cash flows from financing activities:				
Payments of financing costs		(189)	(693)	—
Repayments of mortgages and notes payable		(13,690)	(10,654)	—
Proceeds from of mortgages and notes payable		—	14,468	3,000
Purchase of interest rate caps		(358)	(34)	(488)
Payments for capital lease		(176)	(758)	(1,041)
Distributions of members' equity		—	(28,493)	(28,142)
Issuance of senior preferred interests		15,000	—	—
Net cash provided by (used in) financing activities		587	(26,164)	(26,671)
Increase (decrease) in cash, cash equivalents, and cash held in escrow		(10,928)	5,786	(1,858)
Cash and cash equivalents, and cash held in escrow, beginning of year		27,478	21,692	23,550
Cash, cash equivalents, and cash held in escrow, end of year	$	16,550	27,478	21,692
Supplemental schedule of cash flow information:				
Cash paid during the year for:				
Interest	$	18,791	24,635	37,203
Change in accrued capital expenditures		136	(289)	180
The following table provides a reconciliation of cash, cash equivalents, and cash held in escrow reported within the consolidated statements of financial position and consolidated statements of cash flows				
Cash and cash equivalents	$	5,853	13,766	8,392
Cash held in escrow		10,697	13,712	13,300
Total cash, cash equivalents, and cash held in escrow		16,550	27,478	21,692

See accompanying notes to consolidated financial statements.

6

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 7 Organization CHIEF1 Holdings, LLC (“CHIEF”) is a Delaware limited liability company that is the ultimate sole member of AID Holdings, LLC, and its wholly owned subsidiaries (collectively, “the Company”). On January 2, 2018, CHIEF completed its transaction with Sabra Health Care REIT, Inc. (“Sabra”), whereby a 49% equity interest in the Company was sold to Sabra. The Company owns and operates 158 assisted living residences in 18 states in the United States as of December 31, 2021. The residences average 40 to 60 units and offer a supportive, home-like setting. Residents may receive daily living activities assistance either directly from CHIEF’s employees or indirectly through CHIEF’s wholly owned healthcare subsidiaries and management company, AID Holdings II Management Services, LLC (“Manager”). Business Conditions Basis of Presentation The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. This assumption regards the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt exists about the Company’s ability to continue as a going concern. Going Concern As the result of the COVID-19 pandemic, the Company has seen a significant increase in costs and lost revenue associated with operating the business resulting in declining income and cash flow. For the year ended December 31, 2021, the Company recorded a total comprehensive loss of $35,439 and net cash outflows from operations of $278. At December 31, 2021, the Company has cash and cash equivalents of $5,853. Market conditions are rebounding as the Company has seen an occupancy increase from the low point of February 2021 of 67.7% to 72.6% in December 2021, but the Company will need additional liquidity to continue its operations over the next 12 months. See Note 9 for further details. The Company is currently in the process of re-negotiating the KeyBank Line of Credit to increase line capacity and its future covenant requirements, disposing of three negative cash flow communities, and implementing strategies to reduce temporary 3rd party labor costs. Additionally, the Company expects operations to begin to return toward pre-COVID-19 pandemic conditions evidenced by February 2022 occupancy of 74.4% (a 6.7% increase from February 2021.) However, due to the uncertain future impact of the pandemic, the Company may not be able to close on the refinancing (i.e., increase in capacity and future covenant requirements) or the strategic dispositions and reduce the temporary 3rd party costs when necessary. As a result, there can be no certainty that the Company will be able to obtain additional liquidity when needed or under acceptable terms. The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be required if the Company were unable to continue as a going concern.

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 8 Summary of Significant Accounting Policies (a) Principles of Presentation and Consolidation The accompanying consolidated financial statements include the accounts of the Company, AID Holdings, LLC, Assisted Living Concepts, LLC, Intermediate Aid Co, LLC, UPREIT Aid Co, LLC and its subsidiaries including single member LLCs for each of its facilities. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has no involvement with variable interest entities. (b) Going Concern Assessment On an annual basis, Management assesses whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the consolidated financial statements are to be issued. This assessment is based on any relevant conditions or events that are known at this date. Management has performed this assessment through March 28, 2022. See Note 2 for more details. (c) Use of Estimates The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of depreciation and amortization, impairment of long-lived assets, and deferred tax assets. The determination of depreciation and amortization is subject to the estimated useful lives of the associated assets. However, the actual remaining life may change or differ. Impairment of long-lived assets is subject to management estimates related to undiscounted cash flows and current market valuations based on prior asset sales. In assessing deferred tax asset realizability, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. The valuation of the Company’s net investment properties as well as its ability to generate income are heavily dependent on the economic conditions both locally and within the industry which are currently dealing with the COVID-19 pandemic (see Note 9). As such, the ultimate carrying value of net investment properties and deferred tax assets are subject to changes in general economic conditions. While management uses the best information available to apply estimates in calculating depreciation and amortization, impairment of long-lived assets, and deferred tax assets, changes in general

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 9 economic conditions may result in necessary and potentially material changes to the carrying amounts of investment property assets and deferred tax assets in the near term. (d) Cash and Cash Equivalents The Company considers highly liquid investments with a maturity of 90 days or less to be cash equivalents. The Company has a centralized cash management approach. From time to time, the Company may have bank deposits exceeding Federal Deposit Insurance Corporation limits. Management believes the credit risk related to these deposits is minimal. (e) Cash Held in Escrow Pursuant to various lender requirements, funds are deposited monthly into escrow accounts for real estate taxes, insurance, and capital improvements. Additional escrow balances include interest rate cap deposits for the Fannie Mae and Freddie Mac credit facilities. (f) Accounts Receivable, Net Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Accounts receivable are reported net of an allowance for doubtful accounts to represent the Company’s estimate of the amount that ultimately will be realized in cash. The allowance for doubtful accounts was $1,111 and $1,189 as of December 31, 2021 and 2020, respectively. The adequacy of the Company’s allowance for doubtful accounts is reviewed on an ongoing basis under multiple assessments including, aging of receivables, trends in reserve balances by type (current resident versus move out reserves), historical collections, as well as a discretionary review of individual tenant accounts. Amounts to be written off are determined by management based on specific resident account activity. For the years ended December 31, 2021, 2020, and 2019, bad debt expense is $1,992, $2,166, and $2,193, respectively, and is included in residence operations expense in the consolidated statements of operations and comprehensive loss.

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 10 (g) Net Investment Properties Maintenance and repairs are charged to expense as incurred. Net investment properties are stated at cost less accumulated depreciation. Provisions for depreciation are computed using the straight-line method for financial reporting purposes at rates based upon the following estimated useful lives: Buildings 40 years Building improvements, furniture, and equipment 2 to 15 years Leasehold improvements The shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. (h) Capital Leases The Company, as lessee, accounts for its lease agreements with KeyBank NA as capital leases. The classification criteria are based on estimates regarding the fair value of the leased property, minimum lease payments, effective cost of funds, the economic life of the property, and certain other terms in the lease agreement. As of December 31, 2021, and 2020, the leases for 3 vehicles, respectively, used at the individual facilities are stated at the present value of minimum lease payments. The vehicles are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Total depreciation for the years ended December 31, 2021, 2020, and 2019 was $291, $592, and $991, respectively, and is included within depreciation and amortization on the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2021, no leases reached the end of their amortization periods. (i) Long-Lived Assets The Company assesses annually the recoverability of long-lived assets, including net investment properties. U.S. GAAP requires that all long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying value of an asset to the undiscounted future cash flows expected to be generated by the asset, including the eventual liquidation of the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment provision is recognized to the extent the carrying value of the asset exceeds estimated fair value. For the years ended December 31, 2021, 2020, and 2019, the Company had impairment of $7,353, $0, and $0 on its investment properties. Assets to be disposed of are reported at the lower of the carrying amount or the fair value of the asset, less all associated costs of disposition. U.S. GAAP requires reporting of discontinued operations only if

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 11 the disposal represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results. Sales and the results of operations of individual properties being sold will be presented in the operations section of the consolidated statements of operations and comprehensive loss. Net investment properties are classified as held-for-sale when a significant nonrefundable down payment has been received. As of December 31, 2021, no assets are considered held for sale in the consolidated statements of financial position. (j) Self-Insured Liabilities The Company maintains business insurance programs with significant self-insured retentions that cover workers’ compensation and general and professional liability claims. The Company accrues estimated losses using actuarial calculations, models, and assumptions based on historical loss experience. The Company uses an independent actuarial firm to assist in determining the adequacy of general and professional liability reserves. (k) Revenue Recognition Approximately 100% of revenues are derived from private payers. Revenue is recorded in the period in which services and products are provided at established rates. Under the Company’s senior living residency agreements, residents pay monthly rent that covers occupancy of their unit and basic services, including utilities, meals, and some housekeeping services. Rent terms are short term in nature (month- to-month). The Company also provides senior care services for a stated daily fee. The Company has determined that the senior care services included under the daily fee have the same timing and pattern of transfer and are considered one performance obligation. Fees for ancillary services are recorded in the period in which the services are performed. Revenues collected in advance are recorded as deferred revenue upon receipt and recorded to revenue in the period earned. From time to time, the Company collects new residency fees from private pay residents. These fees are nonrefundable and are used to prepare a resident’s room for occupancy. The Company defers this revenue and amortizes it over the average private pay resident stay (approximately 21 months). (l) Deferred Financing Costs, Net Costs associated with obtaining financing are shown as a direct deduction from the carrying amount of the associated debt liability or within other assets in the consolidated statements of financial position. These amounts are capitalized and amortized as interest expense over the term of the related debt, which approximates the effective yield method. At December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020, and 2019, the Company recorded $17,530 and $17,577 of deferred financing costs and $11,742, $9,960, and $7,779 of accumulated amortization, respectively, within mortgage and notes payable in the consolidated statements of financial position. As of December 31, 2021, and 2020, the company recorded $528 and $292 of deferred financing costs within other assets, net in the consolidated statements of financial position. (m) Income Taxes Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 12 financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if the Company believes it is more likely than not that all or some portion of the deferred tax asset will not be realized. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes a change in our judgement about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur. The Company accrues interest and penalties related to unrecognized tax benefits in the provision for income taxes. CARES Act and CAA On March 27, 2020 and December 27, 2020, the President of the United States signed and enacted into law the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and the Consolidated Appropriations Act, 2021 (CAA). Among other provisions, the CARES Act and the CAA provide relief to U.S. federal corporate taxpayers through temporary adjustments to net operating loss rules, changes to limitations on interest expense deductibility, and the acceleration of available refunds for minimum tax credit carryforwards. The CARES Act and the CAA did not have a material effect on the Company’s consolidated financial statements. (n) Derivative Financial Instruments The Company recognizes all derivatives as either an asset or liability in the consolidated statements of financial position. Derivative instruments are measured at fair value based on a discounted cash flow analysis. This analysis reflects the derivative instruments contractual terms, including the period to maturity, and uses of observable market-based inputs, including interest rate curves and implied volatilities. The accounting for changes in the derivative instruments fair value is dependent upon whether the applicable instrument has been formally designated and qualifies as a hedging instrument. The instrument must be designated, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. As of December 31, 2021, and 2020, the Company’s derivatives were measured at fair value and were derived using primarily Level 2 inputs. For the years ended December 31, 2021 and 2020, the Company’s derivative instruments were not designated for hedge accounting. (o) Purchase Accounting In order to allocate the purchase price of a company or facility acquisition the Company assesses the fair value of acquired assets and liabilities, which can include land, building, and other improvements, resident relationships, and acquired leases and liabilities. In respect to the valuation of the real estate acquired, the Company calculates the fair value of net investment properties using an “as if vacant” approach or obtains independent appraisals. The value of resident relationships is determined based

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 13 upon the valuation methodology outlined below. The Company allocates the purchase price of the acquisition based upon these assessments. These estimates were based upon historical, financial, and market information. Acquisition costs associated with real estate acquisitions deemed asset acquisitions are capitalized, and costs associated with real estate acquisitions deemed business combinations are expensed as incurred. Current assets and current liabilities assumed are valued at carryover basis, which approximates fair value. Net investment properties are valued utilizing discounted cash flow projections of future revenue and costs, and capitalization and discount rates using current market conditions, replacement cost, or economic obsolescence methodologies. Resident relationships intangible assets are valued upon acquisition using discounted cash flow projections and are stated at the calculated amount, net of accumulated amortization. Resident relationships intangible assets are amortized on a straight-line basis, based upon a review of the time period of the life of existing leases. Amortization of the resident relationships intangible asset is included within depreciation and amortization expense in the consolidated statements of operations and comprehensive loss. (p) Fair Value Measurements The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs where possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels: Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date (q) Members’ Deficit The Company shall operate perpetually, unless dissolved earlier as provided in the respective operating agreement. Except as provided in the Company’s Limited Liability Company Agreement, no member shall be personally liable for any debt, obligations, or liability of the Company solely by reason of being a member of a Limited Liability Company. On November 19, 2021, the Company created a class of senior preferred interests (“Senior Preferred Interests”). In the event of a declared dividend or liquidation event, the Senior Preferred Interests would be considered senior to both common interests and all other existing or future class of interests in the Company that are not parity or senior securities. Senior Preferred Interests accrue preferential

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 14 cumulative distributions on a daily basis at a rate of 8% to be paid at each quarter end (“Preference Accrual”). Any unpaid Preference Accrual compounds on the applicable distribution payment date. Pursuant to the terms of the Limited Liability Company Agreement, profits and losses are allocated to common interests in accordance with the ownership percentages. Contributions and distributions are recorded as they occur. On November 19, 2021, the Company issued 7,650 Senior Preferred Interests at a par value of $1. On December 15, 2021, the Company issued 7,350 Senior Preferred Interests at a par value of $1. The total Senior Preferred Interests are $15,000 which were funded to the Company by Enlivant Holdings, L.P. At December 31, 2021, there was an undeclared dividend related to the Preference Accrual of $99. (r) Unit-Based Compensation Plans The cost of unit-based compensation is measured at the grant date, based on the calculated fair value of the awards, and is recognized over the vesting period of the grant. Fair value is determined using the Black-Scholes model and assessing inputs, such as volatility and valuations and probability. (s) Government Grants The Company recognizes income for government grants on a systematic and rational basis over the periods in which the Company recognizes the related expenses for which the grants are intended to compensate when there is reasonable assurance that the Company will comply with the applicable terms and conditions of the grant and there is reasonable assurance that the grant will be received. (t) COVID-19 Expenses The Company segregates incremental costs associated with the COVID-19 pandemic and includes them in the COVID-19 expense line within total operating expenses in the consolidated statements of operations and comprehensive loss, net of any grant income intended to compensate for the expense. (u) Recent Accounting Pronouncements In February 2016, the FASB established ASC Topic 842, Leases (“ASC 842”) by issuing ASU 2016- 02, Leases (“ASU 2016-02”), which introduces a lessee model that brings most leases on the balance sheet and, among other changes, eliminates the requirement in current GAAP for an entity to use bright-line tests in determining lease classification. ASC 842 has subsequently been amended by other issued ASUs to clarify and improve the standard as well as to provide certain practical expedients. ASC 842 allows for several practical expedients which permit the following: no reassessment of lease classification or initial direct costs; use of the standard’s effective date as the date of initial application; and no separation of non-lease components from the related lease components and, instead, to account for those components as a single lease component if certain criteria are met. The guidance is effective for fiscal years beginning after December 15, 2021 (as amended by ASU 2020-05) with early adoption permitted. The Company expects to elect the practical expedients and adopt ASC 842 on January 1, 2022 using the effective date as our date of initial application. Therefore, financial information and disclosures under ASC 842 will not be provided for periods prior to January 1, 2022. Upon adoption, the Company will recognize both right of use assets and lease liabilities for leases in which we are the lessee. Resident leases within our senior living operations are accounted for as

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 15 leases but also contain service elements. The Company expects to elect the practical expedient to account for our resident leases as a single lease component. The Company is currently evaluating the impact the adoption will have on its consolidated financial statements and disclosures. In June 2016, the FASB issued ASU 2016-13 Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology for credit losses with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivable and other financial instruments. ASU 2016-13 is effective for the Company beginning January 1, 2023. The Company is currently evaluating the impact the adoption will have on its consolidated financial statements and disclosures. In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU is intended to improve the effectiveness of the disclosures required by Topic 820, Fair Value Measurement by eliminating, amending, or adding certain disclosures. The amendments in this ASU are the result of a broader disclosure project called FASB Concepts Statement, Conceptual Framework for Financial Reporting — Chapter 8: Notes to Financial Statements, which was finalized on August 28, 2018. Certain amendments require a prospective transition method, while others require a retrospective transition method. The Company adopted the new guidance on January 1, 2020 and the impact of the adoption did not have a material effect on the Company’s consolidated financial statements and disclosures. In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on contracts, hedging relationships, and other transactions that reference the London Inter-Bank Offered Rate ("LIBOR"). The provisions of this standard are available for election through December 31, 2022. The Company is currently evaluating its contracts and the optional expedients provided by this update. In November 2021, the FASB issued ASU 2021-10, Disclosures by Business Entities about Government Assistance, (“ASU 2021-10”) which requires expanded disclosure for transactions involving the receipt of government assistance. Required disclosures include a description of the nature of the transactions with the government entities, the Company’s accounting policies for such transactions, and their impact to the Company’s consolidated financial statements. ASU 2021-10 is effective for the Company beginning January 1, 2022 and adoption of this standard is not expected to have a significant impact on the consolidated financial statements.

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
December 31, 2021 (audited) and 2020 (unaudited), and
Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited)
(In thousands)

(4) Net Investment Properties

Net investment properties and related accumulated depreciation and amortization consisted of the following at December 31, 2021 and 2020:

		2021	2020
Land	$	61,079	63,005
Buildings and improvements		424,947	429,145
Furniture and equipment		36,028	31,883
		522,054	524,033
Less accumulated depreciation		(142,794)	(126,047)
Net investment properties	$	379,260	397,986

During the year ended December 31, 2019, the Company completed the sale of two communities for cash proceeds of $5,986, net of transaction costs, and recognized a realized gain on sale of investment properties of $2,028.

During the year ended December 31, 2020, the Company completed the sale of twelve communities for cash proceeds of $16,938, net of transaction costs, and recognized a realized gain on sale of investment properties of $985.

During the year ended December 31, 2021, the Company completed no sales and recognized no gain on sale of investment properties.

For the year ended December 31, 2021, the Company evaluated its long-lived assets for impairment. 16 communities failed the primary indicators selected by the Company and their values were further evaluated. Based on the test work performed, it was determined that the carrying values of four assets were greater than the fair values, and therefore, the Company recognized an impairment charge of $7,353 for the year ended December 31, 2021. For the years ended December 31, 2020 and 2019, the Company did not recognize any impairment loss.

(5) Mortgages and Notes Payable

Mortgages and notes payable are collateralized and secured by certain net investment properties, as defined per the agreements. The KeyBank Revolver debt agreement contains debt service coverage ratio, loan to value, and fixed charge coverage ratio restrictions. As of December 31, 2021, and 2020, the Company was in compliance with the outstanding debt's financial covenants.

On December 18, 2020, the Company completed a refinancing transaction to carve out five communities that were previously part of the KeyBank Revolver borrowing pool and entered them into individual non-recourse borrowings totaling $14,468. The new debt pool is referred to as Fannie Mae 5. The revolver

16

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
December 31, 2021 (audited) and 2020 (unaudited), and
Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited)
(In thousands)

capacity decreased from $35,000 to $25,000 as part of the transaction. The transaction qualified as a debt modification and fees totaling $693 were capitalized as a result of the transaction.

At December 31, 2021 and 2020, mortgages and notes payable consisted of the following:

	Balance December 31, 2021	Stated interest rate	Interest rate at December 31, 2021	Payment terms	Current maturity date
Fannie Mae	$ 323,332	LIBOR + 221bps	2.314 %	Interest only through 1/31/20, Beginning 2/1/20 Principal & Interest through maturity, Monthly	1/1/2025
Fannie Mae borrow -up	77,586	LIBOR + 291bps	3.014		1/1/2025
Fannie Mae 11	70,564	LIBOR + 245bps	2.554	Interest only through 1/31/22, Beginning 2/1/22 Principal & Interest through maturity, Monthly	1/1/2027
Fannie Mae 25	84,570	LIBOR + 242bps	2.524	Interest only through 8/1/22, Beginning 7/1/22 Principal & Interest through maturity, Monthly	7/1/2027
FHLMC	180,178	LIBOR + 297bps	3.074	Interest only through 5/31/21, Beginning 6/1/21 Principal & Interest through maturity, Monthly	6/1/2026
Fannie Mae 5	14,159	SOFR + 235bps	2.400	Beginning 1/1/21 Principal & Interest through maturity, Monthly	1/1/2031
KeyBank NA (Revolver)	12,501	300bps	2.854	Interest only, Monthly	12/31/2022 with 1 year extension option
Total	762,890				
Deferred financing costs, net of amortization of $11,742	5,789				
Total mortgage and notes payable, net	$ 757,101				

17

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
December 31, 2021 (audited) and 2020 (unaudited), and
Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited)
(In thousands)

	Balance December 31, 2020	Stated interest rate	Interest rate at December 31, 2020	Payment terms	Current maturity date
Fannie Mae	$ 328,622	LIBOR + 221bps	2.359 %	Interest only through 1/31/20, Beginning 2/1/20 Principal & Interest through maturity, Monthly	1/1/2025
Fannie Mae borrow -up	78,854	LIBOR + 291bps	3.059		1/1/2025
Fannie Mae 11	70,564	LIBOR + 245bps	2.599	Interest only through 1/31/22, Beginning 2/1/22 Principal & Interest through maturity, Monthly	1/1/2027
Fannie Mae 25	84,570	LIBOR + 242bps	2.569	Interest only through 8/1/22, Beginning 7/1/22 Principal & Interest through maturity, Monthly	7/1/2027
FHLMC	182,000	LIBOR + 297bps	3.119	Interest only through 5/31/21, Beginning 6/1/21 Principal & Interest through maturity, Monthly	6/1/2026
Fannie Mae 5	14,468	SOFR + 235bps	2.420	Beginning 1/1/21 Principal & Interest through maturity, Monthly	1/1/2031
KeyBank NA (Revolver)	17,501	LIBOR + 275bps	2.899	Interest only, Monthly	12/31/2022 with 1 year extension option
Total	776,579				
Deferred financing costs, net of amortization of $9,960	7,617				
Total mortgage and notes payable, net	$ 768,962				

18

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
December 31, 2021 (audited) and 2020 (unaudited), and
Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited)
(In thousands)

(a) Principal Repayment Schedule

Principal debt payments within the next five years and thereafter, as of December 31, 2021, were:

2022		25,553
2023		13,825
2024		13,930
2025		386,373
2026		166,989
Thereafter		156,220
	$	762,890

(b) Key Bank Facility

As of December 31,2021, and 2020, the Company had $1,749 and $2,999, respectively, in outstanding letters of credit, all of which were collateralized under the KeyBank NA credit facility. The outstanding letters of credit were not reflected as liabilities within the consolidated financial statements. At December 31, 2021 and 2020, the total KeyBank NA credit facility included the following:

		December 31	
		2021	2020
Credit facility capacity	$	25,000	25,000
KeyBank revolver		(12,501)	(17,501)
Letters of credit		(1,749)	(2,299)
Unused credit facility	$	10,750	5,200

19

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
December 31, 2021 (audited) and 2020 (unaudited), and
Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited)
(In thousands)

(c) Interest Rate Cap

The Company uses interest-rate-related derivative instruments solely to manage its exposure related to changes in interest rates on its variable-rate debt instruments. In 2021 and 2020, the Company purchased additional Interest Rate Caps from SMBC Capital Markets, Inc for a total consideration of $358 and $34, respectively. The origination costs are included in derivative assets on the consolidated statements of financial position as follows:

December 31, 2021

Effective date	Notional amount	Origination costs	Interest cap	Current maturity date	Fair value
January 1, 2020	334,394	287	3.00	1/1/2023	19
January 1, 2020	80,236	69	3.00	1/1/2023	5
January 1, 2020	70,564	60	3.00	1/1/2023	4
July 1, 2020	84,570	72	3.00	7/1/2023	28
December 16, 2020	14,468	34	2.50	1/1/2024	13
June 1, 2021	182,000	100	2.50	6/1/2023	69
January 1, 2023	334,394	137	3.00	7/1/2023	92
January 1, 2023	80,236	33	3.00	7/1/2023	22
January 1, 2023	70,564	28	3.00	7/1/2023	20
June 1, 2023	182,000	60	2.50	7/1/2023	15
Total					$ 287

December 31, 2020

Effective date	Notional amount	Origination costs	Interest cap	Current maturity date	Fair value
May 26, 2016	182,000	1,284	2.53	6/1/2021	—
January 1, 2020	334,394	287	3.00	1/1/2023	6
January 1, 2020	80,236	69	3.00	1/1/2023	1
January 1, 2020	70,564	60	3.00	1/1/2023	1
July 1, 2020	84,570	72	3.00	7/1/2023	4
December 16, 2020	14,468	34	2.50	1/1/2024	34
Total					$ 46

The interest rate cap's remaining fair value is recorded in derivative assets in the consolidated statements of financial position and had a net balance of $287 and $46 as of December 31, 2021 and 2020, respectively. Unrealized gains and losses on interest rate caps are included within unrealized loss on derivates on the consolidated statements of operations and comprehensive loss.

20

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 21 Disclosures about Fair Values The following tables present information about the Company’s assets, liabilities, and equity measured at fair value on a recurring basis as of December 31, 2021 and 2020. No transfers occurred between Level 2 and Level 3 investments during 2021 or 2020: December 31, 2021 Quoted prices in active Significant markets for other Significant identical observable unobservable assets inputs inputs (Level 1) (Level 2) (Level 3) Assets: Trading securities $ 75 — — Interest rate cap — 287 — Total assets $ 75 287 — Equity: Unit-based compensation plans $ — — 6,386 December 31, 2020 Quoted prices in active Significant markets for other Significant identical observable unobservable assets inputs inputs (Level 1) (Level 2) (Level 3) Assets: Trading securities $ 45 — — Interest rate cap — 46 — Total assets $ 45 46 — Equity: Unit-based compensation plans $ — — 6,374

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 22 Commitments and Contingencies (a) Self-Insured Liabilities Pearson Insurance Company, LTD (Pearson), a wholly owned, consolidated, Bermuda-based captive insurance company, was formed on June 19, 2006 to self-insure general and professional liability risks. The Company insures through Pearson on a claims-made basis above specified self-insured retention levels. Pearson insures above the Company’s self-insured retention levels and reinsures for significant or catastrophic risks up to a specified level through third-party insurers. The insurance policies cover comprehensive general and professional liability and employers’ liability in such amounts and with such deductibles as determined to be prudent and reasonable, based on the nature and risk of the business, historical experiences, availability of coverage, and industry standards. Self-insured liabilities with respect to general and professional liability claims are included within the accrual for self-insured liabilities. The Company regularly evaluates levels of the self-insured liability through an independent actuarial review. The methods for pricing and evaluating the Pearson insurance coverage are reasonable and the historical cost of similar coverage would not have been materially different if the Company had obtained such coverage from third parties. General and professional liability claims are the most volatile and significant of the risks for which the Company self-insures. The estimate of the accrual for general and professional liability costs is significantly influenced by assumptions, which are limited by the uncertainty of predicting future events, and assessments regarding expectations of several factors. Such factors include, but are not limited to, the frequency and severity of claims, which can differ materially by jurisdiction; coverage limits of third-party reinsurance; the effectiveness of the claims management process; and the outcome of litigation. Following is a summary of activity in the accrual for self-insured general and professional liabilities: 2021 2020 Balance at beginning of year $ 2,087 1,763 Cash payments (933) (1,292) Provisions for self-insured liabilities 2,430 1,616 Balance at end of year $ 3,584 2,087 At December 31, 2021 and 2020, the Company had an accrual for workers’ compensation claims of $1,765 and $1,753 respectively, included in accrued payroll expenses on the consolidated statements of financial position. For the years ended December 31, 2021, 2020, and 2019, $2,772, $3,109, and $4,413, respectively, of expense was included in residence operations expense on the consolidated statements of operations and comprehensive loss, of which, $1,683, $2,929, and $3,413 was paid during the periods, respectively. Payment timing is not directly within management’s control, and therefore, estimates are subject to change.

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 23 (b) Litigation The nature of the operations of the Company exposes it to the risk of claims and litigation in the normal course of its business. The Company is involved in various unresolved legal matters that arise in the normal course of operations, the most prevalent of which relate to commercial contracts and premises and professional liability matters. Although the outcome of these matters cannot be predicted with certainty and favorable or unfavorable resolutions may affect the results of operations on a period-to-period basis, we believe that the outcome of such legal and other matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity. Income Taxes Deferred taxes are provided on temporary differences and on any carryforwards that can be claimed on the Company’s hypothetical return and assess the need for a valuation allowance on the basis of projected separate return results. Total income taxes for the years ended December 31, 2021 were based on the loss from operations of $47,212. For the years ended December 31, 2020 and 2019 were based on the income from operations of $5,832 and $17,504, respectively. Income tax (expense) benefit attributable to income from operations consist of the following: 2021 Current Deferred Total U.S. federal $ — 10,053 10,053 State and local (200) 1,920 1,720 Total $ (200) 11,973 11,773 2020 Current Deferred Total U.S. federal $ — (1,427) (1,427) State and local (36) 299 263 Total $ (36) (1,128) (1,164) 2019 Current Deferred Total U.S. federal $ — (3,222) (3,222) State and local (343) (619) (962) Total $ (343) (3,841) (4,184)

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 24 (a) Tax Rate Reconciliation For the year ended December 31, 2021, income tax benefit attributable to loss from operations was $11,773. Income tax expense attributable to income from operations was $1,164 and $4,184, respectively, for the years ended December 31, 2020 and 2019 and differed from the amounts computed by applying the U.S. federal income tax rate of 21% to pretax income from operations as a result of the following: 2021 Tax rate Provision $ (9,914) 21% Increase (reduction) in income taxes resulting from: State and local income taxes, net of federal income tax benefit (1,666) 4 Permanent differences 14 — Noncontrolling interest 3 — Other, net (16) — Total (11,579) 25 Valuation allowance (194) — Total $ (11,773) 25%

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 25 2020 Tax rate Provision $ 1,225 21% Increase (reduction) in income taxes resulting from: Change in tax rate 71 1 State and local income taxes, net of federal income tax benefit 266 5 Permanent differences 13 — Noncontrolling interest 58 1 Other, net (716) (12) Total 917 16 Valuation allowance 247 4 Total $ 1,164 20% 2019 Tax rate Provision $ 3,125 21 % Increase in income taxes resulting from: Change in tax rate (68) — State and local income taxes, net of federal income tax benefit 1,014 6 Permanent differences 20 — Noncontrolling interest 58 — Other, net 68 — Total 4,217 27 Valuation allowance (33) — Total $ 4,184 27% (b) Significant Components of Current and Deferred Taxes The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020 are as follows:

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 26 2021 2020 Deferred tax assets: Accounts receivable, less allowances $ 277 296 Accrued payroll expenses 749 594 Deferred revenue 1,286 1,067 Deferred financing fees 100 216 Self-insurance 1,508 1,109 Other assets and liabilities 1,024 1,223 Tax credits 3,019 3,019 Impairment on investment properties 1,835 — Acquisition costs 551 551 Net operating loss carryforwards 48,190 34,607 Total deferred tax assets 58,539 42,682 Less valuation allowance (1,043) (1,237) Net deferred tax assets $ 57,496 41,445 2021 2020 Deferred tax liabilities: Net investment properties $ (21,436) (17,405) Prepaid expenses and other receivables (932) (886) Total deferred tax liability $ (22,368) (18,291) At December 31, 2021, the Company included $4,003 in its deferred tax assets and $4,003 in its deferred tax liabilities related to tax law changes (see Note 9 for more details). (c) Valuation Allowance The valuation allowance of $1,043 and $1,237 at December 31, 2021 and 2020, respectively, was primarily related to federal net operating loss carryforwards and temporary differences that, in the judgment of management, are not likely to be realized. The net change in the total valuation allowance was a decrease of $194, $875, and $33 in 2021, 2020, and 2019 respectively. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $136,666 prior to the expiration starting in 2028 of the net operating loss carryforwards that were generated prior to December 31, 2017. Net operating losses generated after December 31, 2017 have an unlimited carryforward but are subject to a limitation of 80% of taxable income in a given year. Based upon the future reversal of temporary differences and tax planning strategies, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. However, as discussed in Note 2, substantial doubt has been raised over the Company’s ability to continue as a going concern which could impact the Company’s ability to realize these benefits.

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 27 At December 31, 2021, the Company had net operating loss carryforwards for Federal income tax purposes of $191,726 which are available to offset future Federal taxable income, if any, for which no gross valuation allowance has been recorded and is included in the amounts disclosed above. $55,060 of these losses were generated after December 31, 2017. The federal net operating loss carryforwards begin to expire in 2033. The Company had net operating loss carryforwards for state income tax purposes of $104,421 which are available to offset future state taxable income. The state net operating loss carryforwards begin to expire in 2028. At December 31, 2020, the Company had net operating loss carryforwards for Federal income tax purposes of $136,666, for which a gross valuation allowance of $1,445 has been recorded and is included in the amounts disclosed above. The Company had net operating loss carryforwards for state income tax purposes of $72,407. As of December 31, 2021, the Company has no unrecognized tax benefits. As of December 31, 2021, with few exceptions, the calendar year 2018 through 2021 returns remain subject to IRS and various state and local tax jurisdictions examination. For the year ended December 31, 2021, the Company identified one uncertain tax position. The most likely outcome is a settlement in which the Company incurs a tax liability of $200. Since there is a greater than 50% likelihood that the tax position will be recognized, the Company has recorded $200 related to the uncertain position to income tax benefit on the consolidated statements of operations and comprehensive loss, and $200 to other liabilities on the consolidated statements of financial position. The Company had no uncertain tax positions for the year ended December 31, 2020 in the accompanying consolidated financial statements. COVID-19 Pandemic In March 2020, the World Health Organization declared COVID-19 a pandemic, and the United States declared a national emergency with respect to COVID-19. In the intervening months, COVID-19 has spread globally and led governments and other authorities around the world, including federal, state, and local authorities in the United States, to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines, and shelter-in-place orders. Although some of these governmental restrictions have since been lifted or scaled back, a recent surge of COVID-19 infections has resulted in the re-imposition of certain restrictions and may lead to other restrictions being re-implemented in response to efforts to reduce the spread of COVID-19. In December 2020, distribution of the COVID-19 vaccine began to all 50 states, and while states have the authority over who receives the vaccine, the Centers for Disease Control and Prevention recommended that the initial distribution prioritize healthcare workers and residents of long-term care facilities. However, governmental restrictions may remain in place for a significant amount of time. The ongoing COVID-19 pandemic and measures intended to prevent its spread have negatively impacted and are expected to continue to negatively impact the Company and its operations in a number of ways, including but not limited to decreased occupancy and increased operating costs. During the years ended December 31, 2021 and 2020, the Company incurred $13,364 and $13,077 of incremental costs associated with preventing the spread of the virus respectively. COVID-19 costs largely consist of incremental payroll costs and costs of personal protective equipment and are

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 28 included within COVID-19 expense in the consolidated statements of operations and comprehensive loss. As of September 1, 2020, eligible assisted living facility operators may apply for funding through the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and the assistance received or expected to be received will partially mitigate the negative impact of COVID-19. In addition, on October 1, 2020, the Department of Health and Human Services announced $20 billion of new funding for assisted living facility operators that have already received funds and to those who were previously ineligible. During the year ended December 31, 2020, the Company recognized government grants under the CARES Act and other state relief programs of $7,184 and used them to offset COVID-19 expense within its consolidated statements of operations and comprehensive loss. During the year ended December 31, 2021, the Company recognized additional government grants of $307. As of December 31, 2020, $5,831 of grant receivables were included in other assets, net in the consolidated statements of financial position. There were no grant receivables included in the consolidated statements of financial position at December 31, 2021. Under the CARES Act, the Company has elected to defer payment of the employer portion of social security payroll taxes incurred from March 27, 2020 through December 31, 2020. One-half of such deferral amount became due of December 31, 2021, and the other half will become due on December 31, 2022. The Company paid the first half of the deferral on December 23, 2021. As of December 31, 2021, and 2020, the Company has deferred payment of $2,731 and $5,462, respectively, under the program and has presented these amounts in accrued payroll expenses within the Company's consolidated statements of financial position. Additionally, under the CARES Act, the Company elected to apply a technical correction which allowed them to claim additional depreciation for assets placed in service during 2018, 2019, or 2020. This technical correction sought to amend an error in the Tax Cuts and Jobs Act passed December 22, 2017 which dictated that assets whose tax basis was intended to be depreciated over 37 years were depreciated over 40 years. This correction created a deferred tax asset and deferred tax liability on the consolidated statement of financial position at December 31, 2021 (see note 8). Related Party Transactions The Company entered into a Management Agreement (the Agreement) with the Manager to provide property management services effective for a term of 10 years beginning January 1, 2018. The Company pays a monthly management fee of (i) 4.0% of gross revenue (as defined by the Agreement) for the first 24 months and (ii) 4.5% of gross revenue (as defined by the Agreement) for the remainder of the term. Total management fees were $12,417, $13,435, and $12,516 for the years ended December 31, 2021, 2020, and 2019, respectively, and were included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. At December 31, 2021 and 2020, accrued management fees were $1,122 and $1,030, respectively, and were included within accounts payable and accrued expenses within the consolidated statements of financial position.

CHIEF1 HOLDINGS, LLC AND SUBSIDIARIES (A Delaware Limited Liability Company) Notes to Consolidated Financial Statements December 31, 2021 (audited) and 2020 (unaudited), and Years ended December 31, 2021 (audited), 2020 (unaudited), and 2019 (unaudited) (In thousands) 29 On April 5, 2021 the Company, acknowledging the unprecedented challenges and significant economic stress caused by the COVID-19 pandemic, entered into a Support Agreement in which it agreed to make a Support Payment to Manager in the amount of $5,000. On November 9, 2021, the Company entered into a Supplementary Support Agreement. As part of this agreement, the Company agreed to make two payments (collectively the “Supplementary Support Payments”) to Manager totaling $15,000. Bi-weekly payroll, including payroll related expenses, for employees of Manager is initially funded by Manager, but promptly reimbursed by the Company for its ratable share based on the salaries and wages of employees that directly serviced the operation of the Company’s assisted living residences. The Workers’ Compensation policy utilized by the Company’s employees requires collateral to offset the risk of non-payment. Because the policy holder is an affiliate of CHIEF, the Company records the amount funded as due from affiliate on the consolidated statements of financial position. Subsequent Events The Company has evaluated subsequent events from the consolidated statements of financial position date through March 28, 2022, the date at which the consolidated financial statements were issued and has concluded that there are no material events to disclose.